                                                                  EXHIBIT (a)(1)

[LOGO OF PACIFIC GAS AND ELECTRIC COMPANY APPEARS HERE]

                       PACIFIC GAS AND ELECTRIC COMPANY
                          OFFER TO PURCHASE FOR CASH
        4,850,000 SHARES OF ITS 7.44% REDEEMABLE FIRST PREFERRED STOCK
            ($25 PAR VALUE) AT A PURCHASE PRICE OF $25.85 PER SHARE
        2,910,000 SHARES OF ITS 7.04% REDEEMABLE FIRST PREFERRED STOCK
            ($25 PAR VALUE) AT A PURCHASE PRICE OF $26.80 PER SHARE
        4,850,000 SHARES OF ITS 6 7/8% REDEEMABLE FIRST PREFERRED STOCK
            ($25 PAR VALUE) AT A PURCHASE PRICE OF $25.25 PER SHARE
--------------------------------------------------------------------------------
    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 20, 1995 UNLESS THE OFFER
                                 IS EXTENDED.
--------------------------------------------------------------------------------

  Pacific Gas and Electric Company, a California corporation (the "Company"), invites the holders of 7.44% Redeemable First Preferred Stock ($25 par value) (the "7.44% Preferred") to tender their shares of such stock (the "7.44% Shares") at a price of $25.85 per 7.44% Share, the holders of 7.04% Redeemable First Preferred Stock ($25 par value) (the "7.04% Preferred") to tender their shares of such stock (the "7.04% Shares") at $26.80 per 7.04% Share and the holders of 6 7/8% Redeemable First Preferred Stock ($25 par value) (the "6 7/8% Preferred") to tender their shares of such stock (the "6 7/8% Shares") at a price of $25.25 per 6 7/8% Share (together, the "Shares") (the 7.44% Preferred, the 7.04% Preferred and the 6 7/8% Preferred, each a "Series of Preferred"), net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will purchase all Shares validly tendered and not withdrawn up to the 4,850,000 Shares sought of the 7.44% Preferred, the 2,910,000 Shares sought of the 7.04% Preferred and the 4,850,000 Shares sought of the 6 7/8% Preferred (each, the "Amount Sought"), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described herein. Shares not purchased because of proration will be returned.

                               ----------------

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

  The Offer is, however, subject to other conditions. See "Terms of the Offer--Certain Conditions of the Offer."

                               ----------------
                                   IMPORTANT

  Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "Terms of the Offer--Procedure for Tendering Shares" herein or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in "Terms of the Offer--Procedure for Tendering Shares" herein. Subject to the receipt of properly completed and duly executed Notices of Solicited Tenders as described herein, the Company will pay to any Soliciting Dealer a solicitation fee of $0.375 per Share for any Shares tendered and accepted for payment pursuant to the Offer.

                               ----------------
  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                                 ----------------
  The Shares are listed and traded on the American and Pacific Stock
Exchanges. On October 20, 1995, the last trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the American Stock Exchange was $25 1/8 per 7.44% Share, $25 1/8 per 7.04% Share and $23 3/8 per
6 7/8% Share. Shareholders are urged to obtain current market quotations for the Shares.

  Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                               ----------------
                    The Dealer Managers for the Offer are:

GOLDMAN, SACHS & CO.                                  DEAN WITTER REYNOLDS INC.

                               ----------------
            The date of this Offer to Purchase is October 23, 1995.

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
TERMS OF THE OFFER.........................................................   2
  Number of Shares; Purchase Price; Expiration Date; Receipt of Dividend...   2
  Proration................................................................   2
  Procedure for Tendering Shares...........................................   3
  Withdrawal Rights........................................................   5
  Acceptance for Payment of Shares and Payment of Purchase Price...........   6
  Certain Conditions of the Offer..........................................   7
  Extension of Tender Period; Termination; Amendments......................   8
PRICE RANGE OF SHARES; DIVIDENDS...........................................   9
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.........................  12
SOURCE AND AMOUNT OF FUNDS.................................................  13
TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES..........................  13
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................  14
FEES AND EXPENSES..........................................................  17
CERTAIN INFORMATION CONCERNING THE COMPANY.................................  18
ADDITIONAL INFORMATION.....................................................  19
MISCELLANEOUS..............................................................  19

                                    SUMMARY

  This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto.

The Company..............  Pacific Gas and Electric Company

The Shares...............  Shares of 7.44% Redeemable First Preferred Stock
                           ($25 par value), shares of 7.04% Redeemable First Preferred Stock ($25 par value) and shares of 6 7/8% Redeemable First Preferred Stock ($25 par value).

Number of Shares
Sought...................  4,850,000 (97%) out of the 5,000,000 7.44% Shares
                           outstanding; 2,910,000 (97%) out of the 3,000,000
                           7.04% Shares outstanding; 4,850,000 (97%) out of the 5,000,000 6 7/8% Shares outstanding.

Purchase Price...........  $25.85 per 7.44% Share; $26.80 per 7.04% Share;
                           $25.25 per 6 7/8% Share, in each case net to the seller in cash. See "Price Range of Shares; Dividends."
Expiration Date of
Offer....................  Monday, November 20, 1995 at 12:00 Midnight, New
                           York City time, unless extended.

How to Tender Shares.....  See "Terms of the Offer -- Procedure for Tendering
                           Shares." For further information, call the Information Agent or the Dealer Managers or consult your broker for assistance.

Withdrawal Rights........  Tendered Shares of any Series of Preferred may be
                           withdrawn at any time until the Expiration Date of the Offer with respect to such Series of Preferred and, unless purchased before that date, may be withdrawn after Tuesday, December 19, 1995. See "Terms of the Offer -- Withdrawal Rights."

Purpose of Offer.........  The Company is making the Offer because it believes that the purchase of Shares is economically attractive to the Company. In addition, the Offer gives shareholders the opportunity to sell their Shares at a price greater than the market price prevailing prior to the announcement of the Offer and without the usual transaction costs associated with a market sale. See "Purpose of the Offer; Certain Effects of the Offer."

Market Price of Shares...  On October 20, 1995, the closing price per 7.44%
                           Share on the American Stock Exchange was $25 1/8; the closing price per 7.04% Share on the American Stock Exchange was $25 1/8; and the closing price per 6 7/8% Share on the American Stock Exchange was $23 3/8. Shareholders are urged to obtain a current market quotation for the Shares. According to data published by Bloomberg L.P., a financial information service, the closing market price of the Shares on October 20, 1995 reflects approximately $0.04 per 7.44% Share, $0.04 per 7.04% Share and $0.04 per 6
                           7/8% Share of amounts which have accreted in respect of the February Quarterly Dividend (as defined below). See "Price Range of Shares; Dividends."

Dividends................  The Company has declared the regular quarterly dividend of $0.465 per 7.44% Share, $0.44 per 7.04%
                           Share and $0.429688 per 6 7/8% Share, which are to be paid on November 15, 1995 to holders of record of Shares as of the close of business on October 16, 1995 (the "November Quarterly Dividend"). A tender of Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive such dividend, regardless of when such tender is made. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods. The Company expects to pay the next regular quarterly dividend for each of the 7.44% Shares, the 7.04% Shares and the 6 7/8% Shares on February 15, 1996 to holders of record of Shares as of the close of business on the date determined by the Board of Directors (the "February Quarterly Dividend"). See "Price Range of Shares; Dividends."

Brokerage Commissions....  Not payable by shareholders. The Company will pay a
                           $0.375 per Share soliciting fee to the broker, dealer, commercial bank or trust company, if any, designated by the holder tendering such Share.

Stock Transfer Tax.......  None, except as provided in Instruction 6 of the
                           Letter of Transmittal.

Payment Date.............  As soon as practicable after the Expiration Date of the Offer.

Further Information......  Additional copies of this Offer to Purchase and the
                           Letter of Transmittal may be obtained by contacting D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, telephone (800) 549-6650 (toll free) or (212) 269-5550 (collect). Questions about the Offer should be directed to Goldman, Sachs & Co. at
                           (800) 828-3162 or to Dean Witter Reynolds Inc. at
                           (800) 255-3665.

                       CONSOLIDATED FINANCIAL INFORMATION
                          (DOLLAR AMOUNT IN THOUSANDS)

                                                                                   UNAUDITED
                                                                                   SIX MONTHS
                                         YEARS ENDED DECEMBER 31,                    ENDED
                         ---------------------------------------------------------  JUNE 30,
                            1990       1991       1992        1993        1994        1995
                         ---------- ---------- ----------- ----------- ----------- ----------
Operating Revenues...... $9,470,092 $9,778,119 $10,296,088 $10,582,408 $10,447,351 $4,755,081
Net Income.............. $  987,170 $1,026,392 $ 1,170,581 $ 1,065,495 $ 1,007,450 $  734,207
Ratios of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............      2.68x      2.85x       3.03x       2.85x       3.08x      3.97x

                                                           AS OF JUNE 30, 1995
                                                               (UNAUDITED)
                                                          ----------------------
                                                            AMOUNT    PERCENTAGE
                                                          ----------- ----------
Common Stock Equity...................................... $ 8,729,259    48.9%
Preferred Stock Without Mandatory Redemption(1)..........     732,995     4.1
Preferred Stock With Mandatory Redemption................     137,500     0.8
Long-term Debt...........................................   8,250,722    46.2
                                                          -----------   -----
    Total Capitalization................................. $17,850,476   100.0%
                                                          ===========   =====
Current Liabilities:
  Long-term Debt......................................... $   416,939
  Short-term Borrowings.................................. $   210,000

--------
(1) On September 1, 1995, the Company redeemed $150,000,000 of its Preferred Stock Without Mandatory Redemption.

To the Holders of 7.44% Redeemable First Preferred Stock,
 7.04% Redeemable First Preferred Stock and
 6 7/8% Redeemable First Preferred Stock of
 Pacific Gas and Electric Company:

  Pacific Gas and Electric Company, a California corporation (the "Company"), invites the holders of 7.44% Redeemable First Preferred Stock ($25 par value) (the "7.44% Preferred") to tender their shares of such stock (the "7.44% Shares") at a price of $25.85 per 7.44% Share, the holders of 7.04% Redeemable First Preferred Stock ($25 par value) (the "7.04% Preferred") to tender their shares of such stock (the "7.04% Shares") at a price of $26.80 per 7.04% Share and the holders of 6 7/8% Redeemable First Preferred Stock ($25 par value) (the "6 7/8% Preferred") to tender their shares of such stock (the "6 7/8% Shares") at a price of $25.25 per 6 7/8% Share (together, the "Shares") (the 7.44% Preferred, the 7.04% Preferred and the 6 7/8% Preferred each a "Series of Preferred"), net to the seller in cash, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will purchase all Shares validly tendered and not withdrawn up to the 4,850,000 Shares sought of the 7.44% Preferred, the 2,910,000 Shares sought of the 7.04% Preferred and the 4,850,000 Shares sought of the 6 7/8% Preferred (each, the "Amount Sought"), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described herein. Shares not purchased because of proration will be returned.

  The November Quarterly Dividend of $0.465 per 7.44% Share, $0.44 per 7.04% Share and $0.429688 per 6 7/8% Share has been declared and is to be paid on November 15, 1995 to holders of record of Shares as of the close of business on October 16, 1995. A tender of Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive such dividend, regardless of when such tender is made. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

  THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

  Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of Goldman, Sachs & Co. and Dean Witter Reynolds Inc. (the "Dealer Managers"), First Chicago Trust Company of New York (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. In addition, the Company will pay a $0.375 per Share soliciting fee to the Soliciting Dealer, if any, designated by the holder tendering such Share. See "Fees and Expenses." ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "Terms of the Offer--Procedure for Tendering Shares" and "Certain Federal Income Tax Consequences."

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

  As of October 20, 1995, there were issued and outstanding 5,000,000 7.44% Shares, 3,000,000 7.04% Shares and 5,000,000 6 7/8% Shares. The 4,850,000
7.44% Shares that the Company is offering to purchase represent 97% of the 7.44% Shares which are outstanding; the 2,910,000 7.04% Shares that the Company is offering to purchase represent 97% of the 7.04% Shares which are outstanding; and the 4,850,000 6 7/8% Shares that the Company is offering to purchase represent 97% of the 6 7/8% Shares which are outstanding.

  The 7.44% Shares are listed and traded on the American and Pacific Stock Exchanges under the symbol "PCG PrQ"; the 7.04% Shares are listed and traded on the American and Pacific Stock Exchanges under the symbol "PCG PrU"; and the 6 7/8% Shares are listed and traded on the American and Pacific Stock Exchanges under the symbol "PCG PrX". See "Price Range of Shares; Dividends."

SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                              TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICE; EXPIRATION DATE; RECEIPT OF DIVIDEND

  Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to the Amount Sought that are validly tendered on or prior to the Expiration Date with respect to that Series of Preferred (and not properly withdrawn in accordance with "Terms of the Offer--Withdrawal Rights") at a price of $25.85 per 7.44% Share, $26.80 per 7.04% Share and $25.25 per 6 7/8% Share. The later of 12:00 midnight, New York City time, on November 20, 1995, or the latest time and date to which the Offer is extended with respect to any Series of Preferred, is referred to herein as the "Expiration Date." If the Offer is oversubscribed with respect to any Series of Preferred, only Shares tendered on or prior to the Expiration Date with respect to that Series of Preferred shall be eligible for proration. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See "Terms of the Offer--Certain Conditions of the Offer."

  The November Quarterly Dividend of $0.465 per 7.44% Share, $0.44 per 7.04% Share and $0.429688 per 6 7/8% Share has been declared and is to be paid on November 15, 1995 to holders of record of Shares as of the close of business on October 16, 1995. A tender of Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive such dividend, regardless of when such tender is made. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

  The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open with respect to a Series of Preferred by giving oral or written notice of such extension to the Depositary. See "Terms of the Offer--Extension of Tender Period; Termination; Amendments." There can be no assurance, however, that the Company will exercise its right to extend the Offer with respect to any Series of Preferred.

  No alternative, conditional or contingent tenders will be accepted.

PRORATION

  Upon the terms and subject to the conditions of the Offer, if the Amount Sought of a Series of Preferred or fewer Shares of that Series of Preferred have been validly tendered and not withdrawn on or prior to the Expiration Date with respect to that Series of Preferred, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more Shares than the Amount Sought of a Series of Preferred (or, if decreased as described herein, such lesser number as the Company may elect to purchase pursuant to the Offer) have been validly tendered and not withdrawn on or prior to the Expiration Date with respect to that Series of Preferred, the Company will purchase Shares of that Series of Preferred from each tendering holder on a pro rata basis, subject to adjustment to avoid the purchase of fractional Shares.

  If the Company decreases the Amount Sought of a Series of Preferred, and the Offer is scheduled to expire less than ten business days from and including the date that notice of such decrease is first published, sent or given in the manner specified in "Terms of the Offer--Extension of Tender Period; Termination; Amendments," then the Offer with respect to that Series of Preferred will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m through 12:00 midnight, New York City time.

  All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the applicable Expiration Date.

  If proration of tendered Shares of a Series of Preferred is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by the guaranteed delivery procedure described in "Terms of the Offer--Procedure for Tendering Shares"), the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares of such Series of Preferred purchased pursuant to the Offer until approximately seven business days after the applicable Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after such Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Managers or the Information Agent and may also be able to obtain such information from their brokers.

PROCEDURE FOR TENDERING SHARES

  To tender Shares validly pursuant to the Offer, the tendering holder of Shares must either:

    (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase) a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, and either (i) cause certificates for the Shares to be tendered to be received by the Depositary, at one of such addresses or (ii) cause such Shares to be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the applicable Expiration Date; or

    (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

  The Depositary will establish an account with respect to the Shares at The Depository Trust Company, Midwest Securities Trust Company and Philadelphia Depositary Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the applicable Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery Procedure. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the applicable Expiration Date, or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the applicable Expiration Date; and

    (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third American Stock Exchange trading day after the date of execution of the Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmittal or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST NOTIFY THE DEPOSITARY OF SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN SHAREHOLDERS (AS DEFINED UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES") MUST SUBMIT A PROPERLY COMPLETED FORM W-8 IN ORDER TO AVOID THE APPLICABLE BACKUP WITHHOLDING; PROVIDED, HOWEVER, THAT BACKUP WITHHOLDING WILL NOT APPLY TO FOREIGN SHAREHOLDERS SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED UNDER "CERTAIN FEDERAL INCOME TAX CONSEQUENCES"). For a discussion of certain federal income tax consequences to tendering shareholders, see "Certain Federal Income Tax Consequences." EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

  It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of Shares tendered or other securities immediately convertible into, or exercisable or exchangeable for, the amount of Shares tendered, and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4, and (b) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

  The Company will pay a solicitation fee of $0.375 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of the Company, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

WITHDRAWAL RIGHTS

  Tenders of Shares of a Series of Preferred made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date with respect to such Series of Preferred. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Tuesday, December 19, 1995 unless theretofore accepted for payment as provided in this Offer to Purchase. If, with respect to any Series of Preferred, the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares of that Series of Preferred or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares of that Series of Preferred tendered, and such Shares may not be withdrawn except as otherwise provided in this "Terms of the Offer--Withdrawal Rights," subject to Rule 13e-4(f) (5) under the Exchange Act, which provides that an issuer making a tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

  To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in "Terms of the Offer--Procedure for Tendering Shares" at any time prior to the applicable Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company in its sole discretion, and its determination shall be final and binding. None of the Company, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

  Upon the terms and subject to the conditions of the Offer (including the proration provisions) and as promptly as practicable after the Expiration Date with respect to a Series of Preferred, the Company will accept for payment and pay for Shares of that Series of Preferred validly tendered. See "Terms of the Offer--Number of Shares; Purchase Price; Expiration Date; Receipt of Dividends," "Terms of the Offer--Proration" and "Terms of the Offer--Certain Conditions of the Offer." Thereafter, payment for all Shares of that Series of Preferred validly tendered on or prior to the applicable Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal or facsimile thereof, and any other required documents.

  For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

  Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable, without expense to the tendering shareholder.

  Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See "Terms of the Offer--Proration." In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer--Certain Conditions of the Offer."

  The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 to the Letter of Transmittal.

CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any Shares of a Series of Preferred tendered, and may terminate or amend the Offer with respect thereto, and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of or payment for Shares of a Series of Preferred tendered, if at any time after October 23, 1995 and at or before acceptance for payment of or payment for any Shares of a Series of Preferred, any of the following shall have occurred:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares of that Series of Preferred pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares of that Series of Preferred illegal or otherwise restricts or prohibits consummation of the Offer, (ii) delay or restrict the ability of the Company, or renders the Company unable, to accept for payment or pay for some or all of the Shares of that Series of Preferred,
  (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

    (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13
  (d) (3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding common stock of the Company whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Securities and Exchange Commission (the "Commission") on October 20, 1995), or (ii) any such person or group that on or prior to October 20, 1995 had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of common stock of the Company representing 2% or more of the outstanding common stock of the Company;

    (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares of that Series of Preferred, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, operations, prospects or ability to obtain financing generally or the trading in the Shares of that Series of Preferred or other equity securities of the Company, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

    (e) a tender or exchange offer with respect to some or all of the Shares of that Series of Preferred or other equity securities of the Company, or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person;

    (f) there shall have occurred any event or events that have resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries; or

    (g) there shall have occurred any decline in the Standard & Poor's Composite 500 Stock Index (587.5 at the close of business on October 20,
  1995) by an amount in excess of 15% measured from the close of business on October 20, 1995;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer with respect to such Series of Preferred or with such acceptance for payment or payment. The consummation of the Offer for any Series of Preferred is not conditioned on the consummation of the Offer for all Series of Preferred.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

  The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open with respect to any Series of Preferred by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise such right to extend the Offer. During any such extension, all Shares of that Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer--Withdrawal Rights." The Company also expressly reserves the right, with respect to any Series of Preferred, in its sole discretion, (i) to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone acceptance for payment of or payment for Shares upon the occurrence of any of the conditions specified in "Terms of the Offer--Certain Conditions of the Offer" by, in the case of any termination, giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time or from time to time to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer with respect to any Series of Preferred, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date with respect to that Series of Preferred. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated by the Commission under the Exchange Act.

  If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. The Offer with respect to any Series of Preferred will continue to be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares of that Series of Preferred a notice that it will (a) increase or decrease the price it will pay for Shares of that Series of Preferred or the amount of the dealer's soliciting fee or (b) increase or decrease the percentage of Shares in that Series of Preferred it seeks (except that the acceptance for payment of additional Shares of a Series of Preferred not to exceed 2% of the outstanding Shares in that Series of Preferred shall not be deemed to be an increase).

                       PRICE RANGE OF SHARES; DIVIDENDS

7.44% SHARES

  The 7.44% Shares are listed and traded on the American and Pacific Stock Exchanges. The following table sets forth the high and low sales prices of the 7.44% Shares on the American Stock Exchange and the cash dividends per 7.44% Share for the fiscal quarters indicated.

                                                                        CASH
                                                                      DIVIDENDS
                                                         HIGH   LOW   PER SHARE
                                                        ------ ------ ---------
 1992: 3rd Quarter (from August 18, 1992).............  26 3/8 25 1/8      --
       4th Quarter....................................  26 3/8 24 5/8  0.40300
 1993: 1st Quarter....................................  26 3/8 24 1/2  0.46500
       2nd Quarter....................................  26 5/8 25 1/4  0.46500
       3rd Quarter....................................  26 5/8 25 5/8  0.46500
       4th Quarter....................................  26 3/4 25      0.46500
 1994: 1st Quarter....................................  26 3/8 23 1/2  0.46500
       2nd Quarter....................................  24 3/4 22 1/2  0.46500
       3rd Quarter....................................  23 5/8 21 7/8  0.46500
       4th Quarter....................................  22 5/8 20 1/8  0.46500
 1995: 1st Quarter....................................  23 7/8 21 3/8  0.46500
       2nd Quarter....................................  25 1/8 22 5/8  0.46500
       3rd Quarter....................................  25 5/8 24      0.46500
       4th Quarter (through October 20, 1995) ........  25 5/8 24 3/4

  On October 20, 1995, the last full American Stock Exchange trading day prior to the commencement of the Offer, the last reported sale price of the 7.44% Shares on the American Stock Exchange was $25 1/8 per 7.44% Share. According to data published by Bloomberg L.P., a financial information service, the closing market price of the 7.44% Shares on October 20, 1995 reflects approximately $.04 per 7.44% Share of amounts which have accreted in respect of the February Quarterly Dividend.

  The November Quarterly Dividend of $0.465 per 7.44% Share has been declared and is to be paid on November 15, 1995 to holders of record of 7.44% Shares as of the close of business on October 16, 1995. A tender of 7.44% Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive such Dividend, regardless of when such tender is made. Holders of 7.44% Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

7.04% SHARES

  The 7.04% Shares are listed and traded on the American and Pacific Stock Exchanges. The following table sets forth the high and low sales prices of the 7.04% Shares on the American Stock Exchange and the cash dividends per 7.04% Share for the fiscal quarters indicated.

                                                                        CASH
                                                                      DIVIDENDS
                                                         HIGH   LOW   PER SHARE
                                                        ------ ------ ---------
 1993: 1st Quarter (from March 26, 1993)..............  24 3/4 24 5/8      --
       2nd Quarter....................................  25 3/4 24 3/8  0.15156
       3rd Quarter....................................  26 5/8 25 1/4  0.44000
       4th Quarter....................................  26 7/8 25 1/4  0.44000
 1994: 1st Quarter....................................  26 1/8 23 1/2  0.44000
       2nd Quarter....................................  23 3/4 21 7/8  0.44000
       3rd Quarter....................................  22 7/8 21      0.44000
       4th Quarter....................................  21 1/2 19 3/4  0.44000
 1995: 1st Quarter....................................  22 7/8 20 3/8  0.44000
       2nd Quarter....................................  24 5/8 21 1/2  0.44000
       3rd Quarter....................................  25 3/4 23 1/2  0.44000
       4th Quarter (through October 20, 1995) ........  25 7/8 25

  On October 20, 1995, the last full American Stock Exchange trading day prior to the commencement of the Offer, the last reported sale price of the 7.04% Shares on the American Stock Exchange was $25 1/8 per 7.04% Share. According to data published by Bloomberg L.P., a financial information service, the closing market price of the 7.04% Shares on October 20, 1995 reflects approximately $.04 per 7.04% Share of amounts which have accreted in respect of the February Quarterly Dividend.

  The November Quarterly Dividend of $0.44 per 7.04% Share has been declared and is to be paid on November 15, 1995 to holders of record of 7.04% Shares as of the close of business on October 16, 1995. A tender of 7.04% Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive such Dividend, regardless of when such tender is made. Holders of 7.04% Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

6 7/8% SHARES

  The 6 7/8% Shares are listed and traded on the American and Pacific Stock Exchanges. The following table sets forth the high and low sales prices of the 6 7/8% Shares on the American Stock Exchange and the cash dividends per 6 7/8% Share for the fiscal quarters indicated.

                                                                        CASH
                                                                      DIVIDENDS
                                                         HIGH   LOW   PER SHARE
                                                        ------ ------ ---------
 1993: 3rd Quarter (from July 29, 1993)...............  25 5/8 24 3/8      --
       4th Quarter....................................  25 3/8 24 1/4 0.439236
 1994: 1st Quarter....................................  25 5/8 22 3/4 0.429688
       2nd Quarter....................................  23     20 1/2 0.429688
       3rd Quarter....................................  22     19 5/8 0.429688
       4th Quarter....................................  20 1/2 18 3/8 0.429688
 1995: 1st Quarter....................................  22 1/8 19 3/8 0.429688
       2nd Quarter....................................  23 5/8 20 3/4 0.429688
       3rd Quarter....................................  24 7/8 22 1/8 0.429688
       4th Quarter (through October 20, 1995) ........  24 1/8 23 3/8

  On October 20, 1995, the last full American Stock Exchange trading day prior to the commencement of the Offer, the last reported sale price of the 6 7/8% Shares on the American Stock Exchange was $23 3/8 per 6 7/8% Share. According to data published by Bloomberg L.P., a financial information service, the closing market price of the 6 7/8% Shares on October 20, 1995 reflects approximately $.04 per 6 7/8% Share of amounts which have accreted in respect of the February Quarterly Dividend.

  The November Quarterly Dividend of $0.429688 per 6 7/8% Share has been declared and is to be paid on November 15, 1995 to holders of record of 6 7/8% Shares as of the close of business on October 16, 1995. A tender of Shares pursuant to the Offer will not deprive any shareholder of his or her right to receive such Dividend, regardless of when such tender is made. Holders of Shares tendered into and purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

  SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

              PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  The Company believes that the purchase of its Shares at this time represents an attractive opportunity that will benefit the Company and its shareholders. In addition, the Offer gives shareholders the opportunity to sell their Shares at a price greater than the market price prevailing prior to the announcement of the Offer and without the usual transaction costs associated with a market sale.

  As of October 20, 1995, there were issued and outstanding 5,000,000 7.44% Shares, 3,000,000 7.04% Shares and 5,000,000 6 7/8% Shares. The 4,850,000
7.44% Shares that the Company is offering to purchase represent 97% of the 7.44% Shares which are outstanding; the 2,910,000 7.04% Shares that the Company is offering to purchase represent 97% of the 7.04% Shares which are outstanding; and the 4,850,000 6 7/8% Shares that the Company is offering to purchase represent 97% of the 6 7/8% Shares which are outstanding.

  Shares that the Company purchases pursuant to the Offer will be retired and cancelled.

  After the consummation of the Offer, the Company may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to that Series of Preferred. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, restrictions on the Company's ability to purchase Shares imposed by law or American or Pacific Stock Exchange listing requirements and general economic and market conditions.

  The 7.44% Shares are not redeemable by the Company until August 1, 1997; the 7.04% Shares are not redeemable by the Company until January 31, 2003; and the 6 7/8% Shares are not redeemable by the Company until July 31, 1998. The Offer does not constitute a notice of redemption of the Shares of any Series of Preferred pursuant to the Company's Articles of Incorporation, and owners of Shares are not under any obligation to accept the Offer or to remit their Shares to the Company pursuant to the Offer. From the time the Shares of any Series of Preferred become redeemable in accordance with the Company's Articles of Incorporation, the Company may redeem Shares of such Series of Preferred not purchased pursuant to the Offer at any time or from time to time at the applicable stated redemption price, plus an amount equal to accrued and unpaid dividends to the date of redemption. The Company reserves the right to redeem the Shares of any Series of Preferred at any time after they become redeemable. The Shares have no preemptive or conversion rights and are not entitled to any sinking fund or similar fund. Upon liquidation or dissolution of the Company, holders of the Shares are entitled to receive an amount equal to the par value per Share ($25) plus all accrued and unpaid dividends thereon to and including the date of payment, prior to the payment of any amounts to the holders of the Company's common stock.

  The Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the Shares not purchased in the Offer. The Company anticipates that there will be a sufficient number of Shares of each Series of Preferred outstanding and publicly traded following the consummation of the Offer to ensure a continued trading market in the Shares of such Series of Preferred. Based on the published guidelines of the American Stock Exchange, the Company does not believe that its purchase of the Amount Sought of any Series of Preferred pursuant to the Offer will cause the remaining Shares of that Series of Preferred to be delisted from the American Stock Exchange.

  The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company does not believe that its purchase of the Amount Sought of any Series of Preferred pursuant to the

Offer will result in the Shares of that Series of Preferred becoming eligible for deregistration under the Exchange Act. See "Terms of the Offer-- Proration."

  As described under "Certain Information Concerning the Company" and "Source and Amount of Funds," the Company has filed a registration statement with the Commission with respect to the proposed offering from time to time of Quarterly Income Preferred Securities (as defined below) by special purpose trusts controlled by the Company. The Company intends to effect one or more public offerings of Quarterly Income Preferred Securities, the proceeds of which may be used to repay, repurchase, redeem or retire outstanding indebtedness or preferred stock.

  Except as disclosed in this Offer to Purchase under "Certain Information Concerning the Company", the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any Person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Articles of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity securities of the Company being delisted from a national securities exchange; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) (4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

  NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                          SOURCE AND AMOUNT OF FUNDS

  Assuming that the Company purchases 4,850,000 7.44% Shares pursuant to the Offer at a price of $25.85 per 7.44% Share, 2,910,000 7.04% Shares pursuant to the Offer at $26.80 per 7.04% Share, and 4,850,000 6 7/8% Shares pursuant to the Offer at $25.25 per 6 7/8% Share, the total amount required by the Company to purchase such Shares will be $325,823,000, exclusive of fees and other expenses. The Company intends to use internally available funds to purchase Shares pursuant to the Offer.

  As described under "Certain Information Concerning the Company," the Company has filed a registration statement with the Commission with respect to the offering from time to time of Quarterly Income Preferred Securities of PG&E Capital I, PG&E Capital II, PG&E Capital III and PG&E Capital IV, each a special purpose trust controlled by the Company, the proceeds of which will be invested in Deferrable Interest Subordinated Debentures issued by the Company. The Offer is not conditioned upon the receipt of proceeds from any offering of Preferred Securities.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

  The Company has been advised by its directors and executive officers that no directors or executive officers of the Company own any Shares.

  Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of the Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  In General. The following summary describes certain United States federal income tax consequences relating to the Offer. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. Each shareholder should consult its own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

  Characterization of the Sale. A sale of Shares by a shareholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. Under Section 302 of the Code, a sale of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such sale (i) results in a "complete redemption" of the Shares and any other stock in the Company owned by the shareholder, or (ii) is "not essentially equivalent to a dividend" with respect to the shareholder (each as described below).

  If either of the above tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Shares have been held for more than one year. If a tendering shareholder does not own, either directly or indirectly under the attribution rules described below, any common stock of the Company, a sale of Shares by such shareholder to the Company pursuant to the Offer should be treated as a sale or exchange of such Shares for United States federal income tax purposes. See "Section 302 Tests" and "Attribution" below.

  If neither of the above tests is satisfied, the tendering shareholder would be treated as having received a dividend to the extent of the shareholder's allocable portion of the Company's earnings and profits for federal income tax purposes. The cash amount of such dividend would be includible in gross income as an ordinary item in its entirety (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss would be recognized, and the tendering shareholder's basis in the Shares sold pursuant to the Offer would be added to such shareholder's basis in its remaining Shares or other stock that it owns in the Company, if any. If neither of the above tests is satisfied, to the extent the amount of cash received by the shareholder pursuant to the Offer exceeds such shareholder's allocable portion of the Company's earnings and profits, such shareholder's basis will be reduced by the amount of such excess.

  Section 302 Tests. The receipt of cash by a shareholder will be a "complete redemption" of all the Shares owned by the shareholder if either (i) all of the Shares and any other stock of the Company actually and constructively owned by the shareholder are sold pursuant to the Offer, or (ii) all of the Shares and any other stock of the Company actually owned by the shareholder are sold pursuant to the Offer and, with respect to Shares and other stock of the Company constructively owned by the shareholder which are not sold pursuant to the Offer, the shareholder waives constructive ownership of all such Shares under procedures described in Section 302(c) of the Code. Shareholders expecting to waive constructive ownership should consult their own tax advisors regarding eligibility and procedural rules applicable to their particular situations.

  The receipt of cash by a shareholder will be "not essentially equivalent to a dividend" if the shareholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's interest in the Company. The sale of Shares to the Company by a tendering shareholder that does not own, either directly or indirectly under the attribution rules, any common stock of the Company should qualify as "not essentially equivalent to a dividend" regardless of proration in the Offer. Also, a shareholder who owns only a small amount of common stock of the Company should probably satisfy the "not essentially equivalent to a dividend" test. Shareholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situations.

  Attribution. In determining whether any of the tests under Section 302 of the Code are satisfied, shareholders must take into account not only the Shares which are actually owned by the shareholder, but also Shares which are constructively owned by the shareholder under Section 318 of the Code. Under
Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares which the shareholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the tests under Section 302 of the Code has been satisfied.

  Each shareholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether a sale by a shareholder pursuant to the Offer will meet any of the tests under Section 302 of the Code.

  Corporate Shareholder Dividend Treatment. If a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate shareholders should, however, consider the effect of Section 246(c) of the Code which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the total adjusted tax basis in the Shares.

  Any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend would likely constitute an "extraordinary dividend" under Section 1059 of the Code. For this purpose, all dividends received by a shareholder within, and having their ex-dividend date within, an 85-day period (expanded to a 365-day period in the case of dividends received in such period that in the aggregate exceed 20% of the shareholder's adjusted tax basis in the Shares) are aggregated and also treated as extraordinary dividends. Accordingly, a corporate shareholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the aggregate dividend (i.e., the portion of the dividend for which a deduction is allowed). If such portion exceeds the shareholder's tax basis for its Shares (and its tax basis in any other stock of the Company that it owns), the shareholder would be required to treat the excess as gain from the sale of its remaining Shares or other stock that it owns in the Company. Corporate shareholders should consult their own tax advisors as to the application of
Section 1059 of the Code to the Offer.

  Foreign Shareholders. The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States,
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of its source. Without definite knowledge to the contrary, the Company will determine whether a shareholder is a foreign shareholder by reference to the shareholder's address. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder (i) meets the "complete redemption" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign shareholder within the United States or that the foreign shareholder is entitled to the benefits of a tax treaty, the foreign shareholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

  Backup Withholding. See "Terms of the Offer--Procedure for Tendering Shares" with respect to the application of the United States federal income tax backup withholding.

  THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE.

                               FEES AND EXPENSES

  Goldman, Sachs & Co. and Dean Witter Reynolds Inc. will act as Dealer Managers for the Company in connection with the Offer. The Company has agreed to pay the Dealer Managers, upon acceptance for payment of Shares pursuant to the Offer, an aggregate fee of $0.125 per Share purchased in the Offer. The Dealer Managers will also be reimbursed by the Company for their reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with the Offer. The Dealer Managers have rendered, are currently rendering and are expected to continue to render various investment banking and other advisory services to the Company. The Dealer Managers have received, and will continue to receive, customary compensation from the Company for such services.

  The Company will pay a solicitation fee of $0.375 per Share for any Shares tendered and accepted for payment and paid for pursuant to the Offer, covered by a Letter of Transmittal which designates, as having solicited and obtained the tender, the name of (i) any broker or dealer in securities, including the Dealer Managers in their capacity as a broker or dealer, who is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD"), (ii) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (iii) any bank or trust company (each of which is referred to herein as a "Soliciting Dealer"). No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be an agent of the Company, the Depositary, the Information Agent or the Dealer Managers for the purposes of the Offer.

  The Company has retained First Chicago Trust Company of New York as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

  The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal.

                  CERTAIN INFORMATION CONCERNING THE COMPANY

  Pacific Gas and Electric Company is an operating public utility engaged principally in the business of supplying electric and natural gas service throughout most of northern and central California. The Company was incorporated in California in 1905. Its principal executive office is located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and its telephone number is (415) 973-7000.

 Recent Developments

  Holding Company Formation. The Board of Directors of the Company has authorized management to seek appropriate regulatory approvals for the formation of a holding company structure. Under such structure the holders of common stock of the Company would become the holders of common stock of a new holding company which, in turn, would own all the common stock of the Company. The debt and preferred stock of the Company would remain outstanding at the Company level and would not become obligations or securities of the holding company.

  This transaction would not result in any change in the Company's ownership of California utility operations, which currently represent substantially all of the assets, revenues and earnings of the Company. It is intended that the Company's ownership interests in Pacific Gas Transmission Company ("PGT") and PG&E Enterprises, two of the Company's wholly owned subsidiaries, would be transferred to the holding company and released from the Company's First and Refunding Mortgage. PGT is a gas pipeline company with operations in the Pacific Northwest and PG&E Enterprises is an entity with interests in various unregulated activities, including independent power development and production. Together, those subsidiaries represent approximately 10 percent of the Company's consolidated assets and 5 percent of the Company's consolidated revenues and earnings at year end 1994.

  The Company believes that the formation of a holding company will help the Company to respond more effectively and efficiently to competitive changes taking place in the utility industry and to new business opportunities that may arise from those changes. In this respect it is believed that this structure will provide greater financing flexibility and will enhance the financial separation of regulated and unregulated businesses.

  The Company will be seeking approval of the transaction from the California Public Utilities Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. The Company's shareholders will be asked to approve the transaction at the Company's next annual meeting in April 1996. The Company does not expect to complete the process of forming a holding company structure before mid-1996.

  Registration Statement. The Company and PG&E Capital I, PG&E Capital II, PG&E Capital III and PG&E Capital IV, each a statutory business trust formed under the laws of the State of Delaware, have submitted a registration statement (the "Registration Statement") for filing with the Commission with respect to the proposed offering from time to time of up to $335,000,000 aggregate liquidation preference of Quarterly Income Preferred Securities, guaranteed by the Company to the extent set forth in the Registration Statement (the "Quarterly Income Preferred Securities"). Following the announcement of the Offer, and subject to market and other conditions, the Company intends that such trusts will effect one or more public offerings of Quarterly Income Preferred Securities. Any such offering would be made only by means of a prospectus which is included in the Registration Statement. As set forth in "Source and Amount of Funds" above, the Company intends to finance the Offer with internally available funds.

  Preferred Redemption. On September 1, 1995, the Company redeemed $50 million of 8.20% Redeemable First Preferred Stock ($25 par value), $50 million of 8% Redeemable First Preferred Stock ($25 par value) and $50 million of 7.84% Redeemable First Preferred Stock ($25 par value).

  Third Quarter Results. On October 18, 1995, the Company announced unaudited operating revenues and net income of $2,645,223,000 and $377,593,000, respectively, for the three months ended September 30, 1995, as compared with $2,855,221,000 and $425,633,000, respectively, for the corresponding period in 1994.

                            ADDITIONAL INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

  Such material can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and the public reference facilities in the Commission's Regional Offices located at Seven World Trade Center, 7th Floor, New York, New York, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, Washington, D.C. 20549. Copies of such material can also be inspected at the offices of the New York, American and Pacific Stock Exchanges. The Company's Schedule 13E-4 will not be available at the Commission's Regional Offices.

  Interested shareholders may obtain copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 from the Company's Transfer Agent, Shareholder Services, at 77 Beale Street, Room 2600, San Francisco, California 94177; telephone: (800) 367-7731. Interested shareholders may also obtain copies of such reports in the manner described in the immediately preceding paragraph.

                                 MISCELLANEOUS

  The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares should be sent or delivered by each tendering shareholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                                The Depositary:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

    By Mail:          Facsimile Transmission:  By Hand or By Overnight Courier:

  Tenders & Exchanges        (201) 222-4720           Tenders & Exchanges
P.O. Box 2559--Suite 4660          or              14 Wall Street, Suite 4680
 Jersey City, New Jersey     (201) 222-4721                  8th Floor
     07303-2559                                      New York, New York 10005
                           Confirm by Telephone:

                             (201) 222-4707


  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at the respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers, and such copies will be furnished promptly at the Company's expense. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             The Information Agent:

                 [LOGO OF D.F. KING & CO., INC. APPEARS HERE]

                                77 Water Street
                            New York, New York 10005
                           (800) 549-6650 (Toll-Free)
                Banks and Brokers Call: (212) 269-5550 (Collect)

                              The Dealer Managers:

     GOLDMAN, SACHS & CO.                        DEAN WITTER REYNOLDS INC.
       85 Broad Street                            Two World Trade Center
  New York, New York 10004                       New York, New York 10048
       (800) 828-3162                                 (800) 255-3665